UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)
TUC Investor Value Creation Group, LLC
Kovpak II, LLC
Richard Drexler
Michael J. Soenen
Benjamin Kovler

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Copy to:
Neal Aizenstein
Morgan, Lewis & Bockius LLP
77 West Wacker Drive
Chicago, Illinois 60601
(312) 324-1751
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     On April 21, 2011, TUC Investor Value Creation Group, LLC, together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its director nominees at the 2011 annual meeting of stockholders of Mac-Gray Corporation, a Delaware corporation (“Mac-Gray”).
     On April 25, 2011, TUC Investor Value Creation Group, LLC issued a press release announcing its mailing of definitive proxy materials to Mac-Gray’s Stockholders. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.
     ON APRIL 21, 2011, TUC INVESTOR VALUE CREATION GROUP, LLC, TOGETHER WITH THE OTHER PARTICIPANTS NAMED HEREIN, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TUC INVESTOR VALUE CREATION GROUP, LLC, KOVPAK II, LLC, RICHARD DREXLER, MICHAEL J. SOENEN AND BENJAMIN KOVLER FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 22, 2011.

Exhibit I
News Release

For further information:
Benjamin Kovler	Alan Miller/Scott Winter/Larry Miller
TUC Investor Value Creation Group, LLC	Innisfree M&A Incorporated
312/664-5050	212/750-5833
FOR IMMEDIATE RELEASE
LONG-TERM MAC-GRAY SHAREHOLDER MAILS PROXY
MATERIALS FOR ELECTION OF THREE NEW INDEPENDENT DIRECTORS
Stresses Expertise in Creating Shareholder Value and
Commitment to Responsible Corporate Governance
CHICAGO — April 25, 2011 — TUC Investor Value Creation Group, LLC (“TUC IVC Group”) today announced that it is mailing definitive proxy materials to all Mac-Gray Corporation (“Mac-Gray”) (NYSE: TUC) shareholders urging them to carefully consider both slates of directors before making any decisions ahead of this extremely important Annual Meeting and election of Mac-Gray directors. The highly qualified TUC IVC Group independent director nominees can be found on the GOLD proxy card attached to the proxy materials. Mac-Gray’s Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 18, 2011.
“We have been a shareholder of Mac-Gray for more than ten years, which is more than 75 percent of the time that the company has been public. Our investment in Mac-Gray pre-dates the tenure of any member of the current Board of Directors,” said Benjamin Kovler, Managing Member of TUC IVC Group. “During the last several years, we believe the Mac-Gray Board has failed to fully maximize shareholder value and repeatedly disregarded shareholders’ wishes, particularly in 2010 when those viewpoints were expressed through votes at the Annual Meeting and the Board failed to respond. We believe it is time for change, and that all shareholders would benefit from the fresh viewpoints and new energy that our nominees would bring to the Board.”
Kovler continued: “Our nominees have the financial and operational expertise required to evaluate opportunities to create shareholder value, including potential acquisition opportunities, divestiture decisions, operational synergies and capital allocation strategies. Our nominees also bring a firm commitment to the best corporate governance practices, something we believe has been significantly lacking in the Mac-Gray boardroom during the last several years. Our nominees will listen to, and be accountable to all shareholders.”

“We are NOT seeking control of the Mac-Gray Board. WE ARE SEEKING A BOARD THAT RESPECTS THE VIEWS OF THE SHAREHOLDERS,” Kovler said. “The Chairman of Mac-Gray’s Board of Directors, Thomas E. Bullock, recently asked the shareholders to kindly ‘disregard and discard’ our GOLD proxy and to vote the company’s slate. We are asking shareholders for something fundamentally different, which at a high level we believe characterizes the difference between the incumbents and the TUC IVC Group slate: we are asking the shareholders to read both proxies and MAKE THEIR OWN DECISION. We believe there are striking differences between the current Board and its proxy statement compared to our slate’s expertise and responsiveness to shareholder concerns. Who do the shareholders want in the boardroom representing their investment in Mac-Gray? We think the choice is clear.”
“Over the next several weeks, we look forward to speaking with any and all Mac-Gray shareholders about our nominees and the company — strengthening our relationships with other investors in Mac-Gray that we have known for several years and building new relationships with like-minded partners whom we may not yet know,” Kovler concluded. “We thank shareholders for taking the time to protect their investment.”
Nominees:
Richard Drexler, age 63, has served as the Chairman of the Board of Directors and CEO of Quality Products, Inc., a public company involved in manufacturing, since October 2002. From 1969 to 2006, Mr. Drexler served in various executive positions at Allied Products Corporation, an industrial manufacturing company, including President and CEO from 1986 to 1993 and Chairman, President and CEO from 1993 to 2006. From October 2000 to May 2006, Allied Products Corporation operated under Chapter 11 bankruptcy until the sale of its significant division. All outstanding debt was repaid. Mr. Drexler currently serves on the Board of Directors of Quality Products, Inc., Pro-Gard LLC and Restoration Cleaners LLC and formerly served on the Board of Directors of Allied Products Corporation, ABC Rail, Trausch Inc. (the leading U.S. company in the re-manufactured refrigerated display case industry) and Kenrich Holdings Inc. Mr. Drexler holds a Bachelor of Business Administration from Northwestern University. We believe that Mr. Drexler’s experience and qualifications as a CEO of manufacturing businesses, independent investor and director of publicly traded corporations would make him a valuable member of Mac-Gray’s Board of Directors.
Michael J. Soenen, age 40, is a private investor. Mr. Soenen served as the Chairman of the Board of Directors, President and Chief Executive Officer of FTD Group, Inc. a leading provider of floral and specialty gift products and services to consumers and retail florists from 2004 to December 2008. Prior to his position as Chief Executive Officer, Mr. Soenen served as President and Chief Operating Officer of FTD, Inc. from 2002 to 2004, President and CEO of FTD.com from 1999 to 2002, and Vice President of Marketing of FTD, Inc. from 1997 to 1999. Mr. Soenen also held positions at Perry Corp. and Salomon Brothers Inc. Mr. Soenen also serves on the board of directors of OptionsXpress, Inc. and formerly served on the boards of Rewards Network, Inc. and Youbet, Inc. He received a Bachelor of Arts from Kalamazoo College. We believe that Mr. Soenen’s experience and qualifications a CEO and director of retail businesses, independent investor and director of publicly traded corporations would make him a valuable member of Mac-Gray’s Board of Directors.
Benjamin Kovler, age 32, has served as Chief Investment Officer of Kovpak II, LLC since June 2009. Mr. Kovler has served as Director of Research of JK Management, Inc. since June 2005. From September 2002 to June 2005 Mr. Kovler served as the Upper Division Math Teacher at Saint Mark’s School. Mr. Kovler served as an Associate at Swander Pace & Company, a strategic consulting firm, from September 2000 to September 2002. Mr. Kovler formerly served on the Board of Directors of Trausch, Inc. (the leading U.S. company in the re-manufacturing refrigerated display case industry) from 2004 to 2010. Mr. Kovler holds a Bachelor of Arts from Pomona College. We believe that Mr. Kovler’s experience and qualifications as an investor in Mac-Gray for more than ten years and independent investor would make him a valuable member of Mac-Gray’s Board of Directors.
Additional Information
ON APRIL 21, 2011, TUC INVESTOR VALUE CREATION GROUP, LLC, TOGETHER WITH THE OTHER PARTICIPANTS, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TUC INVESTOR VALUE CREATION GROUP, LLC, KOVPAK II, LLC, RICHARD DREXLER, MICHAEL J. SOENEN AND BENJAMIN KOVLER FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 22, 2011.
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